Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of NewHold Investment Corp. of our report dated April 2, 2021, except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is May 14, 2021, relating to the financial statements of Evolv Technologies, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 14, 2021